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                       ETHAN ALLEN INTERIORS INC.
                    Computation of Per Share Earnings



                                                 Three Months Ended
                                                    September 30,
                                               1996          1995
                                              --------      --------
Primary Earnings Per Share:
---------------------------

      Average number of
        shares outstanding                  14,344,000    14,434,000

      Shares repurchased under
        treasury method                       (522,000)     (579,000)

      Net effect of common
        stock equivalents                      817,000       744,000
                                            ----------    ----------
      Average number of
        shares - primary                    14,639,000    14,599,000

      Net income                           $ 8,783,000   $ 4,500,000
                                             =========    ==========

      Per Share Data
      --------------
      Net income per common share             $ 0.60         $ 0.31
                                               =====          =====

Earnings Per Common Share:
--------------------------

      Earnings per common share are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during each period. The Company has issued stock options and warrants which are the Company's only common stock equivalents.


Fully Diluted Earnings Per Share:
---------------------------------

      Fully diluted earnings per share is within 3% of primary earnings per share for all periods presented.